Exhibit I

ARTICLES OF INCORPORATION

OF

CAPITAL CLEAN ENERGY CARRIERS CORP.

ARTICLE I

NAME

The name of the corporation is Capital Clean Energy Carriers Corp. (the “Corporation”).

ARTICLE II

PURPOSE AND POWER

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Marshall Islands Business Corporations Act (the “BCA”). The Corporation shall have every power which a corporation now or hereafter organized under the BCA may have.

ARTICLE III

REGISTERED ADDRESS AND REGISTERED AGENT

The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.

ARTICLE IV

STOCK

Section 4.1 Authorized Stock. The total number of shares of stock which the Corporation shall have authority to issue is 600,000,000, of which 500,000,000 shares, par value $0.01 per share, shall be registered Common Shares and 100,000,000 shares, par value $0.01 per share, shall be registered Preferred Shares. The Corporation may not issue share certificates in bearer form.

Section 4.2 Preferred Shares.

Preferred Shares may be issued in one or more series from time to time by the board of directors of the Corporation (the “Board of Directors”), and the Board of Directors is expressly authorized and vested with the authority to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of each series of Preferred Shares, including without limitation the following: (1) the distinctive designation of such series, which shall distinguish it from other series; (2) the number of shares included in such series (which may subsequently be increased or decreased to the extent permitted by applicable law); (3) the dividend rate (or method of determining such rate), if any, payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable; (4) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative; (5) the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series; (6) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events; (7) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (8) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; (9) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights; and (10) any other powers, preferences and rights and qualifications, limitations and restrictions not inconsistent with applicable law and the Shareholders’ Agreement dated as of August 26, 2024 between Capital Maritime & Trading Corp. (“CMTC”), Capital Gas Corp. (“Capital Gas”), Capital GP L.L.C. (“Capital GP”) and the Corporation (as the same may be amended, supplemented, restated and/or otherwise modified from time to time, the “Shareholders’ Agreement”). In case the number of shares of any series of Preferred Shares shall be decreased, the shares constituting such decrease shall resume the status of undesignated Preferred Shares. The powers, preferences and relative, participating, optional and other special rights of each class and series of Preferred Shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes and series of Preferred Shares at any time outstanding.

Section 4.3 No Preemptive Rights. No holder of shares of the Corporation of any class or series, now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for, purchase or receive any shares of the Corporation of any class or series, now or hereafter authorized or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation. Nothing herein shall prevent the Corporation from granting preemptive rights by contract.

Section 4.4 Quorum. At each meeting of shareholders, except where otherwise provided by applicable law or these Articles of Incorporation, the holders of one-third of the voting power of the outstanding shares entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. When a quorum is once present to organize a meeting, it shall not be broken by the subsequent withdrawal of any shareholders. In the absence of a quorum, the holders of a majority of the voting power of the outstanding shares present at the meeting in person or by proxy may adjourn the meeting.

Section 4.5 Action by Written Consent. To the fullest extent permitted by applicable law, any action required or permitted by the BCA to be taken at a meeting of shareholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. An electronic transmission consenting to an action to be taken and transmitted by a shareholder or proxyholder, or by a person or persons authorized to act for a shareholder or proxyholder, shall be deemed to be written and signed for the purposes of this Section 4.5, provided that any such electronic transmission sets forth or is delivered with information from which the Corporation can determine (a) that the electronic transmission was transmitted by the shareholder or proxyholder or by a person or persons authorized to act for the shareholder or proxyholder and (b) the date on which such shareholder or proxyholder or authorized person or persons transmitted such electronic transmission.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Number. The Board of Directors shall consist of not fewer than three nor more than 11 directors, as fixed from time to time by the Board of Directors or by the shareholders; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more class or series of Preferred Shares shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the then authorized number of directors shall be increased by the number of directors to be elected, and the terms of the director or directors elected by such holders shall expire at the next annual meeting of shareholders. No decrease in the number of directors shall shorten the term of any incumbent director.

Section 5.2 Nominations and Elections. Directors shall be nominated by the Board or a committee thereof (provided that such nomination shall be made in accordance with the Shareholders’ Agreement so long as the Shareholders’ Agreement remains in effect) or by shareholders pursuant to the bylaws of the Corporation (the “Bylaws”)). Directors shall be elected by a majority of the votes cast at a meeting of shareholders at which a quorum is present by holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors; provided, however, that directors shall be elected by the vote of a plurality of the votes cast at any meeting at which a quorum is present for which (i) the Secretary receives a notice pursuant to the Bylaws that a shareholder intends to nominate a director or directors and (ii) such proposed nomination has not been withdrawn by such shareholder on or prior to the tenth day preceding the date the Corporation first mails its notice of meeting for such meeting to the shareholders. Elections of directors need not be by written ballot except and to the extent provided in the Bylaws. Notwithstanding the foregoing, and except as otherwise required by law, if one or more class or series of Preferred Shares provides the holders thereof the right to elect one or more directors of the Corporation, the provisions of this Section 5.2 shall not apply with respect to the director or directors elected by such holders of Preferred Shares. Cumulative voting, as defined in Section 71(2) of the BCA, shall not be used to elect directors.

Section 5.3 Term of Office. Subject to the terms and preferences of any Preferred Shares, directors elected at each meeting of shareholders shall hold office until the next annual meeting of shareholders, and until their successors are elected and qualified or until their earlier death, resignation, disqualification or removal. Except as otherwise provided in the terms of a class or series of Preferred Shares, the term of the directors elected by such holders voting separately as a class shall expire at the next annual meeting of shareholders.

Section 5.4 Removal. Subject to the terms and preferences of any Preferred Shares, any director or the entire Board of Directors may be removed, only for cause, by the holders of a majority of the voting power of the shares of the Corporation then entitled to vote at an election of directors. Except as otherwise provided in the terms of a class or series of Preferred Shares, any director or directors elected by the holders of a class or series of Preferred Shares voting separately as a class may be removed, with or without cause, by the holders entitled to vote separately as a class in an election of such directors.

Section 5.5 Newly Created Directorships and Vacancies. Subject to the terms and preferences of any Preferred Shares, newly created directorships resulting from an increase in the number of directors and vacancies occurring on the Board of Directors for any reason, whether because of death, resignation, disqualification or any other reason, may be filled by a majority of the directors then in office (provided that the selection of the individual to fill such vacancy shall be made in accordance with the Shareholders’ Agreement so long as the Shareholders’ Agreement remains in effect), although less than a quorum, or by the sole remaining director. A director elected to fill a newly created directorship or a vacancy shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his or her successor has been elected and qualified or until his or her earlier death, resignation, disqualification or removal.

Section 5.6 Shareholders’ Agreement. Nothing in this Article V shall derogate from the rights and obligations of the Corporation and the Shareholder Group (as defined in the Shareholders’ Agreement) under the Shareholders’ Agreement. The power and authority of the Board of Directors and the Directors shall be subject to the provisions of the Shareholders’ Agreement.

ARTICLE VI

LIABILITY OF DIRECTORS

Section 6.1 No Personal Liability. A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the BCA as currently in effect or as the same may hereafter be amended. If the BCA is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the BCA, as so amended. An officer of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as an officer, except to the extent that such exemption from liability or limitation thereof is not permitted under the BCA as currently in effect or as the same may hereafter be amended.

Section 6.2 Amendment or Repeal. No amendment, modification or repeal of this Article VI, or the adoption of any provision inconsistent with this Article VI, shall adversely affect any right or protection of a director for or with respect to any acts or omissions of such director occurring prior to the time of such amendment, modification, repeal or adoption of such inconsistent provision.

ARTICLE VII

BYLAWS

In furtherance and not in limitation of the powers conferred by the laws of the Republic of the Marshall Islands, the Board of Directors is expressly authorized to make, adopt, alter, waive, amend, change or repeal the Bylaws of the Corporation. Subject to applicable law and these Articles of Incorporation, the Bylaws may also be altered, amended or repealed, or new Bylaws enacted by the affirmative vote of a majority of the voting power of all the then outstanding shares of the Corporation entitled to vote thereon, voting together as a single class.

ARTICLE VIII

BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS

Section 8.1 Applicable Restrictions to Business Combinations. The Corporation shall not engage in any business combination with any interested shareholder for a period of three years following the time that such shareholder became an interested shareholder, unless:

(a) prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

(b) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced; or

(c) at or subsequent to such time the business combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66-2⁄3% of the outstanding voting stock which are not owned by the interested shareholder, its affiliates or its associates.

Section 8.2 Exception. The restrictions contained in this Article VIII shall not apply if a shareholder becomes an interested shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an interested shareholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such shareholder, have been an interested shareholder but for the inadvertent acquisition of ownership.

Section 8.3 Certain Definitions. For purposes of this Article VIII only:

(a) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) “associate,” when used to indicate a relationship with any person, means: (1) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (2) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (3) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “business combination” when used in reference to the Corporation and any interested shareholder of the Corporation, means:

(1) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (i) the interested shareholder, or (ii) any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested shareholder and as a result of such merger or consolidation this Article VIII is not applicable to the surviving entity;

(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Corporation, to or with the interested shareholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Corporation;

(3) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any shares of the Corporation or stock of such subsidiary to the interested shareholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Corporation or stock of any such subsidiary which securities were outstanding prior to the time that the interested shareholder became such; (ii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Corporation or stock of any such subsidiary which security is distributed, pro rata, to all holders of a class or series of shares of the Corporation subsequent to the time the interested shareholder became such; (iii) pursuant to an exchange offer by the Corporation to purchase shares made on the same terms to all holders of said shares; or (iv) any issuance or transfer of shares by the Corporation; provided however, that in no case under items (ii)-(iv) above shall there be an increase in the interested shareholder’s proportionate share of the shares of any class or series of the Corporation;

(4) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the shares or stock of any class or series, or securities convertible into the shares or stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested shareholder; or

(5) any receipt by the interested shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in paragraphs (1)-(4) of this section) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article VIII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e) “interested shareholder” means any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder, and the affiliates and associates of such person; provided, however, that the term “interested shareholder” shall not include (A) any person, and its affiliates and associates, that together with its affiliates and associates (excluding the Corporation or any subsidiary of the Corporation) owned shares in excess of the 15% limitation set forth herein as of August 26, 2024 for so long as such person, together with its affiliates and associates continues to own 15% or more of the outstanding voting stock of the Corporation; or (B) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Corporation; provided that such person specified in clause (B) shall be an interested shareholder if thereafter such person acquires additional voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested shareholder, the voting stock of the Corporation deemed to be outstanding shall include shares deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued shares of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates: (1) beneficially owns such stock, directly or indirectly; or (2) has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or (3) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (ii) of subsection (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(g) “person” means any individual, corporation, partnership, limited liability company, association, joint venture, trust, unincorporated organization or other entity.

(h) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(i) “voting stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article VIII to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

ARTICLE IX

CERTAIN SHAREHOLDER RELATIONSHIPS

9.1 General. In recognition and anticipation that (a) certain directors, principals, officers, employees and/or other representatives of CMTC and its respective Affiliates (as defined below), including any directors designated by the Shareholder Group for nomination and election to the Board of Directors pursuant to the Shareholders’ Agreement, may serve as directors, officers or agents of the Corporation and the Corporation will derive substantial benefits from the service of such persons as directors, officers or agents of the Corporation, and (b) CMTC and its respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve CMTC and its Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and shareholders in connection therewith.

Section 9.2 Renunciation of Certain Corporate Opportunities; No Duty to Refrain. Subject to Section 9.3 below, to the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for CMTC or any of its Affiliates (such Persons (as defined below) being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) and the Corporation or any of its Affiliates. Subject to Section 9.3 below, to the fullest extent permitted by law, none of the Identified Persons shall have any duty to refrain from directly or indirectly (a) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage, or (b) otherwise competing with the

Corporation or any of its Affiliates, and, subject to Section 9.3 below, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its shareholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. Subject to Section 9.3 below, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its shareholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a shareholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

Section 9.3 Non-Renounced Opportunities. The Corporation does not renounce its interest in any corporate opportunity (a) offered to any Identified Person if (i) such opportunity is expressly offered to such Identified Person solely in their capacity as a director or officer of the Corporation, (ii) such Identified Person believed that the Corporation possessed, or would reasonably be expected to be able to possess, the resources necessary to exploit such opportunity and (iii) the Corporation or any of its subsidiaries is directly engaged in such business at the time such opportunity is offered to such Identified Person or (b) required to be offered to the Corporation pursuant to Section 3.7 of the Umbrella Agreement dated as November 13, 2023 among the Corporation (previously Capital Product Partners L.P.), CMTC and Capital GP. For the avoidance of doubt, the provisions of Section 9.2 of this Article IX shall not apply to any corporate opportunity covered by the preceding sentence of this Section 9.3.

Section 9.4 Certain Agreements and Transactions Permitted. No contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between the Corporation and/or any of its subsidiaries, on the one hand, and an Identified Person, on the other hand, before August 26, 2024 (each, a “Preexisting Arrangement”) shall be void or voidable or be considered unfair to the Corporation or any of its subsidiaries solely because such Identified Person is a party thereto, or because any directors, officers or employees of such Identified Person were present at or participated in any meeting of the board of directors, or a committee thereof, of the Corporation, or the board of directors, or committee thereof, of any subsidiary of the Corporation, that authorized the contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof), or because his, her or their votes were counted for such purpose.

The Corporation may from time to time enter into and perform, and cause or permit any of its subsidiaries to enter into and perform, one or more contracts, agreements, arrangements or transactions (or amendments, modifications or supplements thereto) with an Identified Person. To the fullest extent permitted by law, no such contract, agreement, arrangement or transaction (nor any such amendments, modifications or supplements), nor the performance thereof by the Corporation, any subsidiary of the Corporation or an Identified Person, shall be considered contrary to any fiduciary duty owed to the Corporation (or to any subsidiary of the Corporation, or to any stockholder of the Corporation or any of its subsidiaries) by any director or officer of the Corporation (or by any director or officer of any subsidiary of the Corporation) , so long as such contract, agreement, arrangement or transaction (or any such amendment, modification or supplement) (each, an “Applicable Arrangement”), in addition to any requirements under applicable law, is (i) approved by a majority of the members of a committee of the Board comprised solely of Independent Directors (“Special Approval”), (ii) approved by the vote of holders of a majority of the outstanding Common Shares (excluding Common Shares owned by the Identified Persons), (iii) on terms no less favorable to the Corporation or its subsidiary, as applicable, than those generally being provided to or available from unrelated third parties or (iv) fair to the Corporation, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Corporation or its subsidiaries) (each Applicable Arrangement subject to clause (i), (ii). (iii) or (iv), an “Acceptable Applicable Arrangement”). The Identified Persons and the Board may but shall not be required in connection with any Applicable Arrangement to seek Special Approval thereof, and the Identified Persons or the Board, as the case may be, may also approve any Applicable Arrangement or adopt a course of action with respect thereto that has not received Special Approval. If Special Approval is not sought and the Board determines that any Applicable Arrangement or course of action taken with respect to any Applicable Arrangement satisfies either of the standards set forth in clause (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board acted in good faith and in a manner the Board reasonably believed to be in or not opposed to the best interests of the Corporation and its subsidiaries, and the Board members shall be deemed not to have breached their duties of loyalty to the Corporation or any of its subsidiaries or any of their respective shareholders, and not to have derived an improper personal benefit therefrom, and in any proceeding brought by any shareholder or by or on behalf of such shareholder or any other shareholder or the Corporation challenging such approval, the person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. To the fullest extent permitted by law, no director or officer of the Corporation or any subsidiary of the Corporation who is an Identified Person shall have or be under any fiduciary duty to the Corporation (or to any subsidiary of the Corporation, or to any shareholder of the Corporation or any stockholder of its subsidiaries) to refrain from acting on behalf of the Corporation, any subsidiary of the Corporation or another Identified Person in respect of any Preexisting Arrangement or Acceptable Applicable Arrangement or performing any such arrangement in accordance with its terms and each such director or officer of the Corporation or any subsidiary of the Corporation who is an Identified Person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and its subsidiaries, and shall be deemed not to have breached his or her duties of loyalty to the Corporation or any of its subsidiaries or any of their respective shareholders or stockholders, and not to have derived an improper personal benefit therefrom.

Section 9.5 Definitions. For purposes of this Article IX:

(a) “Affiliate” means, (i) in respect of CMTC, any Person that, directly or indirectly, is controlled by CMTC, controls CMTC, or is under common control with CMTC and shall include any principal, member, director, partner, manager, stockholder, officer, employee or other representative, including any directors designated for nomination and election to the Board of Directors by the Shareholder Group pursuant to the Shareholders’ Agreement, of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), and (ii) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

(b) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

Section 9.6 Notice and Consent. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

Section 9.7 Amendment of Article IX. No alteration, amendment or repeal of, or adoption of any provision inconsistent with, any provision of this Article IX will have any effect upon (a) any agreement between the Corporation or a subsidiary thereof and any Identified Person, that was entered into before the time of such alteration, amendment or repeal or adoption of any such inconsistent provision (the “Amendment Time”), or any transaction entered into in connection with the performance of any such agreement, whether such transaction is entered into before or after the Amendment Time, (b) any transaction entered into between the Corporation or a subsidiary thereof and any Identified Person, before the Amendment Time, (c) the allocation of any business opportunity between the Corporation or any subsidiary thereof and any Identified Person before the Amendment Time, or (d) any duty or obligation owed by any director or officer of the Corporation or any subsidiary of the Corporation (or the absence of any such duty or obligation) with respect to any potential business opportunity which such director or officer was offered, or of which such director or officer otherwise became aware, before the Amendment Time (regardless of whether any proceeding relating to any of the above is commenced before or after the Amendment Time).

ARTICLE X

SHAREHOLDERS TO PROVIDE CERTAIN INFORMATION

A shareholder shall provide on demand to the Corporation such information as the Corporation may request in order to determine the Corporation’s status as exempt from taxation on gross income from the international operation of a ship or ships within the meaning of Section 883 of the U.S. Internal Revenue Code of 1986, as amended. To the fullest extent permitted by law, any person purchasing or otherwise acquiring or holding any interest in any shares of the Corporation, directly or indirectly, shall be deemed to have notice of and to have consented to the provisions of this Article X.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Domicile. The Corporation may transfer its corporate domicile from the Marshall Islands to any other place in the world.

Section 11.2 Article and Section Headings and References. Article and Section headings in these Articles of Incorporation are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein. Unless otherwise expressly provided herein, all references to an “Article” or “Section” are to an Article or Section of these Articles of Incorporation.

Section 11.3 Severability; Ability to Amend. If any provision or application of these Articles of Incorporation shall be invalid or unenforceable, the remainder of these Articles of Incorporation and its remaining applications shall not be affected thereby, and shall continue in full force and effect. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the shareholders herein are granted subject to this reservation.

Section 11.4 Recordkeeping. The Corporation will comply with all applicable provisions of the Republic of the Marshall Islands Business Corporations Act, including retention, maintenance, and production of accounting, shareholder, beneficial owner and director and officer records in accordance with Division 8 of the Republic of the Marshall Islands Business Corporations Act.

Section 11.5 Duration. The Corporation shall have a perpetual existence.

Section 11.6 Notice of Shareholder Nominations. Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

Section 11.7 Proportion of shares. If any class or series of Preferred Shares are issued with more or less than one vote for any share, on any matter, every reference in these Articles of Incorporation and the Bylaws to a majority or other proportion of stock or shares shall refer to such majority or other proportion of the votes of such stock or shares.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation on this 26th day of August, 2024.

/s/ Gerasimos Kalogiratos Name: Gerasimos Kalogiratos
Title: Director/Chief Executive Officer